Lang Michener LLP
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File Number: 57461-0002

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July 8, 2005

The Board of Directors Luna Gold Corp. Suite 920, 475 West Georgia Street Vancouver, B.C., V6B 4M9	EXHIBIT 5.1

Attention: Tim Searcy, President

Dear Sirs:

Luna Gold Corp (the “Company”)
Registration Statement on Form S-4

We have acted as legal counsel for Luna Gold Corp, a Wyoming corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the continuation of the Company from Wyoming to Canada under the Canada Business Corporations Act (the “CBCA”). References in this letter to “Luna Gold Canada” are to the Company as it will exist upon completion of the continuation under the CBCA.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) an Officer’s Certificate executed by Tim Searcy, President of the Company, and (e) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (d) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (d) above) that is referred to or incorporated by reference into, the documents reviewed by us.

In rendering this opinion we have assumed that all of the issued and outstanding shares the Company have been validly issued and fully paid and non-assessable under the laws of the State of Wyoming. We have further assumed that each of the statements made and certified in the Officer’s Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, upon the effective date of the continuation of the Company under the CBCA, each issued and outstanding share of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable issued and outstanding share of Luna Gold Canada.

We consent to the use of our opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Lang Michener LLP

LANG MICHENER LLP